Exhibit 99.1

Southwest Water Realigns Services Group Along Customer Lines

LOS ANGELES--(BUSINESS WIRE)--Southwest Water Company (NASDAQ:SWWC) today announced that it has realigned its Services Group to better service the division’s distinct customer groups, enhance efficiencies and generate cost savings.

“This strategic realignment optimizes our Services Group’s ability to serve its three core customer sets; the Texas Municipal Utility Districts (MUDs), other municipal clients that we serve through Operations and Maintenance contracts, and the company’s Utility Group,” said Mark Swatek, Southwest Water chief executive officer and chairman. “With this new structure, our Services Group will be able to better serve the unique demands of each customer base, focus its business development efforts and eliminate redundancies.”

The company has flattened and simplified this division’s management structure. Each of the three customer groups will have a business leader reporting directly to David Stanton, Southwest Water’s chief operating officer. As part of the realignment, the company eliminated 12 management/supervisory positions and 27 support positions, or approximately 3% of the Services Group employee base. The company will recognize a pretax charge of approximately $0.8 million in its 2007 fourth quarter as a result of these workforce reductions, or $0.02 cents per diluted share after tax.

The realignment will be an ongoing process and additional charges may be recognized through the first part of 2009 as the company continues its initiative to consolidate, update and upgrade all underlying communications and information technology systems.

Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
Southwest Water Company
DeLise Keim, VP Corporate Communications, 213-929-1846
www.swwc.com
or
PondelWilkinson Inc.
Robert Jaffe, 310-279-5969
www.pondel.com